EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

September 25, 2001

Crown Jewel Resources, Corp.
805 Third Avenue
New York, New York 10022

Gentlemen:

      We have examined the Registration Statement on Form S-8 of Crown Jewel Corp., a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,200,000 shares of the Company's common stock, $.0005 par value per share (the "Common Stock"), under the Legal Services Agreements dated as of August 22, 2001 between the Registrant and Adam Gottbetter, the Consulting Agreement dated August 22, 2001 between the Registrant and Nic Robertson and the Consulting Agreement date August 22, 2001 between the Registrant Gary Robinson (collectively, the "Service Agreements).

      As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Service Agreements.

      We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Very truly yours,

/s/ KAPLAN GOTTBETTER & LEVENSON, LLP